Exhibit 99.1

For Immediate Release

FERRO FURTHER ADVANCES ITS VALUE CREATING INITIATIVES

•	COMPLETES SPECIALTY PLASTICS ASSET SALE

•	PROGRESSES AS PLANNED ON POLYMER ADDITIVES SALE AND DEBT REFINANCING ACTIVITIES

•	INVESTS IN TURKEY

CLEVELAND, Ohio – July 1, 2014 – Ferro Corporation (NYSE: FOE) today announced further progress implementing its value creating initiatives with the completion of the previously announced sale of substantially all of the assets in its Specialty Plastics business to A. Schulman, Inc. for $91 million in cash. Cash proceeds, net of cash taxes and fees, will be approximately $88 million, which Ferro plans to use primarily to reduce debt.

Additionally, Ferro is progressing on other strategic initiatives. The refinancing of its current debt and efforts to sell its Polymer Additives business, which were announced in June, are advancing as planned. In addition, consistent with its strategy to invest in higher growth opportunities, the Company has acquired certain commercial assets of a reseller of Ferro porcelain enamel products in Turkey in order to enhance direct marketing and sales opportunities. Ferro porcelain enamel sales to this entity in 2013 were approximately $6 million. Based on this level of business, Ferro estimates that the acquisition will generate approximately $1.5 million of incremental sales and gross profit. Terms of the transaction were not disclosed. The investment in Turkey is a first step toward expanding sales in this fast-growing market.

Peter Thomas, Chairman, President and CEO of Ferro Corporation said, “The sale of the Specialty Plastics assets aligns with our objective of becoming a premier functional coatings and color solutions company and will provide liquidity for strategic growth opportunities. Looking ahead to growth, the asset acquisition in Turkey provides a base to support our commercial operations in that important region. It is a small step in our larger strategic plan to focus resources on our glass-based coatings businesses and expand into higher growth markets with a full complement of our frit-based products and higher value tile and porcelain enamel products, including digital inks. We are excited about the growth prospect associated with our core strategic platform and are actively pursuing multiple opportunities.”

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,020 employees globally and reported 2013 sales of $1.6 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	Ferro’s ability to successfully complete the disposition of its Polymer Additives business and refinance its existing revolving credit facility and senior notes, on commercially acceptable terms or at all;
•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement its value creation strategy;
•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs and indirect spend optimization initiative, and to produce the desired results, including projected savings;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	currency conversion rates and economic, social, regulatory, and political conditions around the world;
•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;
•	sale of products into highly regulated industries;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	management of Ferro’s general and administrative expenses;
•	Ferro’s multi-jurisdictional tax structure;
•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;
•	the effectiveness of strategies to increase Ferro’s return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems;
•	exposure to lawsuits in the normal course of business;
•	risks and uncertainties associated with intangible assets;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	Ferro may not pay dividends on its common stock in the foreseeable future; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2013.

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Contacts:

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

or

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com